Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement Nos. 033-62331 and 333-26587 of P. H. Glatfelter Company on Form S-8 of our report dated June 17, 2011, appearing in this Annual Report on Form 11-K of the Glatfelter 401(k) Savings Plan for the year ended December 31, 2010.
/s/ParenteBeard LLC
York, Pennsylvania
June 17, 2011